Exhibit F

                                  Beggs & Lane
                          Seventh Floor Blount Building
                              3 West Garden Street
                            Pensacola, Florida 32501
                                  904-432-2451



                                December 10, 1996


Securities and Exchange Commission
Washington, DC  20549

    Re:  Statement on Form U-1 of
         Gulf Power Company
         File No. 70-8947

Ladies and Gentlemen:

    We are familiar with the statement on Form U-1 referred to above and are furnishing this opinion with respect to the proposed borrowing from time to time prior to January 1, 2004, by Gulf Power Company ("Gulf") of up to an aggregate principal amount not to exceed $300,000,000 at any one time outstanding to be evidenced by notes payable to lenders or commercial paper in the form of promissory notes.

    We are of the opinion that Gulf is validly organized and duly existing as a corporation under the laws of the State of Maine and is duly authorized to do business as a foreign corporation under the laws of the States of Florida, Georgia and Mississippi and that upon the issuance of your order herein and in the event that the proposed transactions are consummated in accordance with such statement on Form U-1 and such order:

     (a) all State laws applicable to the proposed transactions by Gulf will have been complied with;

     (b) the notes evidencing such borrowings will be valid and binding obligations of Gulf in accordance with their terms; and

     (c) the consummation of such proposed transactions by Gulf will not violate the legal rights of the holders of any securities issued by Gulf or any associate company thereof.

    We hereby give our written consent to the use of this opinion in connection with the above-mentioned statement on Form U-1.

                                Very truly yours,

                                 /s/Beggs & Lane